Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AssetMark Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-232714) on Form S-8 and (No. 333-240311) on Form S-3 and Form S-3/A of AssetMark Financial Holdings, Inc. of our report dated March 14, 2023, with respect to the consolidated financial statements of AssetMark Financial Holdings, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021 which appears in the December 31, 2022 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Francisco, California

March 14, 2023